EXHIBIT 5.1

September 30, 2005

RCN Corporation

196 Van Buren Street

Herndon, VA 20170

Re:	Registration Statement on Form S-1

of RCN Corporation (Registration No. 333-126885)

Ladies and Gentlemen:

We have acted as counsel to RCN Corporation, a Delaware corporation (the “Company”), in connection with the preparation and filing by the Company and all of its wholly-owned subsidiaries (collectively, the “Guarantors”) with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-1, No. 333-126885 (including all amendments thereto, the “Registration Statement”), for the purpose of registering under the Securities Act of 1933, as amended (the “Act”) (i) the resale by the noteholders named in the prospectus contained in the Registration Statement (the “Prospectus”) of up to $125,000,000 aggregate principal amount of Convertible Second Lien Notes of the Company due 2012 (the “Notes”), issued under an indenture dated as of December 31, 2004 (the “Indenture”) between the Company and HSBC Bank USA, N.A., as trustee (the “Trustee”), the payment of which Notes is guaranteed by the Guarantors pursuant to the Subsidiaries Guaranty, dated as of December 21, 2004 (the “Subsidiaries Guaranty”) in favor of HSBC Bank USA, N.A., as collateral agent (the “Collateral Agent”); (ii) the resale by the holders named in the Prospectus of up to 4,968,204 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”) into which the Notes are convertible (the “Conversion Shares”) and (iii) the resale by certain affiliated stockholders named in the Prospectus of up to 7,048,205 shares of Common Stock (the “Affiliated Stockholder Shares”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

The Indenture was qualified under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The Indenture has been filed as Exhibit 4.4 to the Registration Statement.

The Notes were initially sold in reliance on Section 4(2) of the Act and the Affiliated Stockholder Shares were initially issued in reliance on Section 1145 of the United States Bankruptcy Code.

In rendering the opinions expressed below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement; (ii) the form of the Indenture filed as Exhibit 4.4 to the Registration Statement; (iii) the form of the Notes; (iv) the form of the Subsidiaries Guaranty filed as Exhibit 10.19 to the Registration Statement; (v) a specimen certificate representing the Common Stock; (vi) the Certificate of Incorporation of the Company as amended to date and currently in effect; and (vii) the By-Laws of the Company as amended to date and currently in effect. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company, the Guarantors and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

In our examination, we have assumed, without independent investigation, that (i) the signatures of persons executing all documents in connection with which this opinion is rendered are genuine and authorized; (ii) all documents submitted to us as originals are authentic; and (iii) all documents submitted to us as copies, whether certified or not, conform to original documents and such originals are authentic. As to various questions of fact material to such opinions, we have, when relevant facts were not independently established, relied upon certificates by officers of the Company, the Guarantors and others.

In rendering this opinion, we have relied, with your permission and without independent investigation, on the opinion of Nixon Peabody LLP, counsel to those Guarantors organized under the laws of the States of Massachusetts, New Jersey, Pennsylvania, Illinois and Virginia and the District of Columbia (the “Designated Subsidiaries”), to the effect that the Subsidiaries Guaranty has been duly authorized by all necessary corporate action on the part of the Designated Subsidiaries and has been duly executed and delivered by the Designated Subsidiaries. As to all matters governed by or affected by the law of the States of Massachusetts, New Jersey, Pennsylvania, Illinois and Virginia and the District of Columbia, we have relied upon the opinion of Nixon Peabody LLP, which opinion is filed as Exhibit 5.2 to the Registration Statement.

Based on the foregoing and having regard to legal considerations we deem relevant, we are of the opinion that:

1. The Notes are valid and binding obligations of the Company entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms, and the Subsidiaries Guaranty is the valid and binding obligation of the Guarantors, enforceable against the Guarantors in accordance with its terms, except, in each such case, (a) as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or other similar laws relating to or affecting the rights of creditors generally, (b) as the enforceability of the Notes and the Subsidiaries Guaranty is subject to the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including without limitation (i) the possible unavailability of specific performance, injunctive relief or any other equitable remedies and (ii) concepts of materiality, reasonableness, good faith and fair dealing, and (c) the waiver of defenses by the Guarantors in the Subsidiaries Guaranty may be limited by principles of public policy in New York.

2. The Conversion Shares issuable upon conversion of the Notes pursuant to the Indenture have been duly authorized by the Company and will be validly issued, fully paid and nonassessable when the Notes are converted in accordance with the terms of the Indenture and certificates representing such shares have been executed by proper officers of the Company, authenticated by the transfer agent and registrar for the Common Stock and delivered to the persons entitled thereto in accordance with the terms of the Notes and the Indenture.

3. The Affiliated Stockholder Shares have been duly authorized and are validly issued, fully paid and nonassessable.

Based upon and subject to the qualifications and limitations set forth under the caption “Certain U.S. Federal Income Tax Considerations” in the Registration Statement and the qualifications and limitations set forth herein, we are of the opinion that the statements contained under such caption are, to the extent they concern matters of law or legal conclusions, correct in all material respects and that such statements constitute our opinion.

We express no opinion as to any waiver of forum non conveniens or similar doctrine with respect to proceedings in any court other than a court of the State of New York.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement, without admitting that we are experts, within the meaning of the term “expert” as used in the Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this exhibit.

We express no opinion as to the law of any jurisdiction other than the law of the States of New York and California, the federal laws of the United States of America and the General Corporation Law of the State of Delaware. The Notes, the Conversion Shares and the Affiliated Stockholder Shares may be offered from time to time on a delayed or continuous basis, and this opinion is limited to the laws, rules and regulations in effect on the date hereof.

Very truly yours,

/s/ Milbank, Tweed, Hadley & McCloy LLP